Exhibit 99.1

1400 Union Meeting Road
Blue Bell, PA 19422
Phone: 215-619-2700

Shareholder Contacts:

Ian J. Harvie of C&D: 215-619-7835

Joseph Crivelli of Gregory FCA, for C&D: 610-642-8253

C&D TECHNOLOGIES ANNOUNCES FOURTH QUARTER AND

FISCAL 2008 FULL YEAR RESULTS

Blue Bell, PA—April 10, 2008—C&D Technologies, Inc. (NYSE: CHP), a leading North American producer and marketer of complete, integrated standby power systems, today announced financial results for the fiscal 2008 fourth quarter and full year ended January 31, 2008.

Results for the quarter and all comparative financial data included herein reflects the presentation of the Power Electronics Division (“PED”) and Motive Power Division (“Motive”) as discontinued operations. With these changes C&D’s continuing operations are solely comprised of results from the Standby Power Division.

Overview:

For the quarter, the Company reported a consolidated net loss of $10.3 million or $0.40 per diluted share compared to a net loss of $14.3 million or $0.55 per diluted share in the prior year’s fourth quarter. Net loss from continuing operations was $6.2 million or $0.24 per diluted share during the quarter, compared to $11.7 million or $0.45 per diluted share in the fourth quarter of fiscal 2007. Net loss from discontinued operations was $4.1 million or $0.16 per diluted share, compared to $2.6 million or $0.10 per share in the fourth quarter of fiscal 2007.

Fourth quarter revenues for continuing operations were $94.5 million, up 23.1% compared to $76.8 million in the prior year’s fourth quarter and up approximately 3.5% sequentially from the third quarter of fiscal 2008.

Dr. Jeffrey A. Graves, President and CEO said, “In the fourth quarter we continued gaining momentum with both solid top line growth and significant progress in our cost reduction efforts consistent with our most important strategic initiatives. Standby Power, now our sole operation, posted strong revenues and its fifth consecutive quarterly revenue increase. For the quarter, while price increases implemented to compensate for the escalation in the cost of lead accounted for the majority of the revenue increase, we continued to be pleased with the volume strength given the general economic environment. These revenue trends continue to be driven by strong underlying fundamental strength in enterprise data center construction, expansion of the cable TV fiber-to-the-home infrastructure, telecom industry growth along with end of year buying, and continued moderate strengthening in the utility industry. With the divestiture of our other businesses now behind us, we are able to concentrate our full energies and focus on our strong Standby Power business and to leverage the growth of that business through additional cost reductions and efficiency improvements.”

Discontinued Operations:

In the fourth quarter, loss from discontinued operations was $4.1 million or $0.16 per diluted share. These results reflect the operations of the Motive Power Division during the manufacturing transition period that lasted through the end of December, as well as additional impairment charges of approximately $1.5 million recognized in the quarter. The sale of both the Motive Power and Power Electronics Divisions are now complete.

Full Year Results:

For the year, the Company reported a consolidated net loss of $18.5 million or $0.72 per diluted share compared to a net loss of $42.7 million or $1.67 per diluted share in the fiscal 2007. Net loss from continuing operations was $2.2 million or $0.09 per diluted share during for the current year, compared to $13.9 million or $0.54 per diluted share in fiscal 2007. Net loss from discontinued operations was $16.4 million or $0.63 per diluted share, compared to $28.8 million or $1.13 per share in fiscal 2007. Fiscal 2007 annual financial results included a $15.2 million gain on sale related to disposition of the company’s former manufacturing facility in Shanghai, China. Revenues for fiscal 2008 were $346.1 million, up 20.5% compared to $287.2 million in the prior year. Approximately 70% of the increase was due to pricing actions, with the balance attributable to volume growth.

“Our pricing and lead management programs have now gone a long way towards effectively offsetting the impact of lead escalation on our operations” Dr. Graves continued. “However, as we indicated last quarter, because we now account for inventories and Costs-of-Goods-Sold on a FIFO basis (“First in First Out”) our results for the fiscal 2008 fourth quarter were burdened by the highest average LME (“London Metal exchange”) lead prices for the year over $1.50 per pound. Looking ahead, we expect to see significant margin improvement in our business in the upcoming months as pricing lags are recovered through our contract adjustments and the benefits of our cost reduction programs flow through the income statement. Our cost reduction initiatives continue on track with our previously communicated targets, having achieved slightly over $15 million of savings this past year with an incremental $15 million expected to be realized in fiscal 2009, which we are now entering.”

Dr. Graves concluded, “C&D Technologies is now focused on leveraging our competitive strengths in the vital and growing power storage industry. We have a strong brand, leading North American market share, long-term loyal customers, an improving low-cost manufacturing platform and a reputation for innovation and product quality that spans over a century. As a continuing reaffirmation of our heritage for innovation, we most recently announced the release of our msEndur® II “Green Battery” system that benefits the environment and a company’s operational costs by consuming much less power than equivalent batteries, and does so in a smaller footprint. With over 97% of the materials used to manufacture msEndur II being fully recyclable and reusable, we provide customers with record-breaking life performance and energy density advantages, while also addressing their growing concerns for our environment. In addition, earlier last month, C&D Technologies’ growing international reputation for quality and technology was instrumental in the decision to use our batteries to provide back up power to the new National Stadium in Beijing, China, which will be the centerpiece of the upcoming summer Olympic Games. With our pricing and cost reduction initiatives driving improved profitability levels, and the launch of ground-breaking new products like msEndur II and others soon to follow supporting solid top line performance, we are confident of executing on our plan to return C&D Technologies to profitability early in fiscal 2009 and of a strong year to follow.”

Conference call:

C&D management will host a conference call to discuss these financial results on April 11, 2008 at 10 a.m. Eastern Daylight Time. Those parties interested in participating in the conference call via telephone should dial 706-679-4521 and enter conference ID number 42745249. A telephone replay of the conference call will begin immediately following the call and will be available through April 25, 2008 at midnight Eastern Daylight Time. To access the rebroadcast, please dial 800-642-1687 (706-645-9291 for international callers) and enter code 42745249. A webcast of the conference call will also be available at http://www.cdtechno.com.

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (Utility), telecommunications, and uninterruptible power supply (UPS Applications). C&D Technologies engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies’ unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit www.cdtechno.com.

Forward-looking Statements:

This press release may contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward-looking statements, or in the company’s Securities and Exchange Commission filings (including without limitation the company’s annual report on Form 10-K for the fiscal year ended January 31, 2008, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), could cause the company’s actual results to differ materially from those expressed in any forward-looking statements made herein.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

January 31,

(Dollars in thousands, except par value)

	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$6,536	$5,384
Restricted cash	$4,383	—
Accounts receivable, less allowance for doubtful accounts of $1,148 in 2008 and $1,203 in 2007	62,946	55,397
Inventories	85,832	53,172
Deferred income taxes	—	134
Prepaid taxes	800	2,634
Other current assets	835	6,121
Assets held for sale	450	132,878

Total current assets	161,782	255,720
Property, plant and equipment, net	79,782	80,460
Deferred income taxes	32	531
Intangible and other assets, net	16,091	15,543
Goodwill	59,870	59,733

TOTAL ASSETS	$317,557	$411,987

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$5,568	$1,286
Accounts payable	51,382	40,282
Book overdrafts	—	2,310
Accrued liabilities	15,593	13,708
Other current liabilities	9,767	28,983
Other current liabilities	—	36,532

Total current liabilities	82,310	123,101

Deferred income taxes	10,020	9,155
Long-term debt	124,133	147,925
Other liabilities	20,568	28,591

Total liabilities	237,031	308,772

Commitments and contingencies

Minority interest	11,418	7,548

Stockholders’ equity:
Common stock, $.01 par value, 75,000,000 shares authorized; 29,081,110 and 29,040,960 shares issued in 2008 and 2007, respectively	291	290
Additional paid-in capital	74,995	74,188
Treasury stock, at cost, 3,414,633 and 3,391,536 shares in 2008 and 2007, respectively	(47,243)	(47,110)
Accumulated other comprehensive (loss) income	(24,270)	(13,952)
Retained earnings	65,335	82,251

Total stockholders’ equity	69,108	95,667

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$317,557	$411,987

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, per share amounts)

	Three months ended
	January 31, (unaudited)		Year ended January 31,
	2008	2007	2008	2007
NET SALES	$94,487	$76,784	$346,073	$287,241

COST OF SALES	87,150	73,715	310,089	249,385

GROSS PROFIT	7,337	3,069	35,984	37,856

OPERATING EXPENSES:
Selling, general and administrative expenses	9,756	9,247	35,576	33,228
Research and development expenses	1,484	1,349	6,433	6,232
Gain on sale of China plant	—	—	(15,162)	—

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS	(3,903)	(7,527)	9,137	(1,604)

Interest expense, net	2,056	3,210	8,246	11,260
Other (income) expense, net	1,199	418	(921)	1,393

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	(7,158)	(11,155)	1,812	(14,257)

(Benefit) provision for income taxes from continuing operations	(218)	1,421	1,063	919

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST	(6,940)	(12,576)	749	(15,176)

Minority interest	(741)	(902)	2,931	(1,273)

LOSS FROM CONTINUING OPERATIONS	(6,199)	(11,674)	(2,182)	(13,903)

LOSS FROM DISCONTINUED OPERATIONS BEFORE INCOME TAXES	(4,527)	(2,945)	(15,091)	(25,652)

Provision for income taxes from discontinued operations	(441)	(327)	1,262	3,175

LOSS FROM DISCONTINUED OPERATIONS	(4,086)	(2,618)	(16,353)	(28,827)

NET (LOSS) INCOME	(10,285)	(14,292)	(18,535)	(42,730)

Basic and Diluted:
Net loss per common share – continuing operations	$(0.24)	$(0.45)	$(0.09)	$(0.54)

Net loss per common share – discontinued operations	$(0.16)	$(0.10)	$(0.63)	$(1.13)

Net loss	$(0.40)	$(0.55)	$(0.72)	$(1.67)

Dividends per share	—	—	—	$0.01375

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended January 31,

(Dollars in thousands)

	2008	2007
Cash flows from operating activities:
Net loss	$(18,535)	$(42,730)
Net loss from discontinued operations	(16,353)	(28,827)

Net loss from continuing operations	(2,182)	(13,903)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Minority interest	2,931	(1,273)
Stock options issued and restricted stock expense	572	225
Depreciation and amortization	10,913	11,405
Amoritzation of debt acquisition costs	1,629	2,207
Impairment of fixed assets	—	985
Deferred income taxes	670	1,212
(Gain) loss on disposal of assets	(15,254)	29
Annual retainer to Board of Directors paid by the issuance of common stock	237	224
Changes in assets and liabilities, net of effects from businesses acquired:
Accounts receivable	(9,452)	(11,521)
Inventories	(30,951)	3,503
Other current assets	(254)	(430)
Accounts payable	6,895	11,598
Accrued liabilities	962	(2,068)
Income taxes payable	1,899	4,348
Other current liabilities	2,795	(1,855)
Other liabilities	4,106	3,557
Funds provided to discontinued operations	(24,288)	(24,913)
Other long-term assets	227	153
Other, net	(5,599)	(681)

Net cash (used in) provided by continuing operating activities	(54,144)	(17,198)
Net cash (used in) provided by discontinued operating activities	(1,043)	7,001

Net cash (used in) provided by operating activities	(55,187)	(10,197)

Cash flows from investing activities:
Proceeds from sale of businesses	88,100	—
Acquisition of property, plant and equipment	(7,611)	(21,261)
Proceeds from disposal of property, plant and equipment	2,250	1,658
Increase in restricted cash	(4,383)	—

Net cash (used in) provided by continuing investing activities	78,356	(19,603)
Net cash (used in) provided by discontinued investing activities	(504)	(4,057)

Net cash (used in) provided by investing activities	77,852	(23,660)

Cash flows from financing activities:
Repayment of debt	(24,175)	(49,596)
Proceeds from new borrowings	3,993	72,480
Increase (decrease) in book overdrafts	(2,310)	2,239
Financing cost of long term debt	(585)	(3,326)
Proceeds from issuance of common stock, net	—	1,210
Purchase of treasury stock	(134)	(122)
Common stock dividends paid	—	(352)

Net cash provided by (used in) continuing financing activities	(23,211)	22,533
Net cash provided by (used in) discontinued financing activities	(5,212)	(1,446)

Net cash provided by (used in) financing activities	(28,423)	21,087

Effect of exchange rate changes on cash and cash equivalents	151	365

(Decrease) increase in cash and cash equivalents	1,152	(13,903)
Cash and cash equivalents, beginning of fiscal year	5,384	19,287

Cash and cash equivalents, end of fiscal year	$6,536	$5,384